EXHIBIT 3(b)

FIRST AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT
OF
AEP TRANSMISSION COMPANY, LLC

This First Amendment of the Limited Liability Company Agreement of AEP TRANSMISSION COMPANY, LLC (the “Company”) is made and entered into as of May 21, 2013 (the “Amendment”), by AEP Transmission Holding Company, LLC (“Member”).

RECITALS

A.    The Member has entered into that certain Limited Liability Company Agreement, dated as of January 27, 2006 (as the same may be amended, modified or supplemented from time to time, the “Agreement”), relating to the governance of the Company.

B.    The Member desires to amend Section 3.3(c) of Article III of the Agreement relating to quorum at meetings of the Board of Managers

NOW, THEREFORE, Section 3.3(c) of Article III of the Agreement is hereby amended, to read in its entirety, as follows:

3.3.(c) The number of Managers necessary to constitute a quorum for the transaction of business shall be any number which may be less than a majority of the board, but no less than one-third of its number, duly assembled at a meeting of such Managers.”

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the 21st day of May 2013.

AEP Transmission Holding Company, LLC

/s/ Thomas G. Berkemeyer
Thomas G. Berkemeyer
Assistant Secretary